Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-289972 and 333-290800) and Form S-8 (File No. 333-290762) of our report dated March 31, 2026, which includes an explanatory paragraph regarding Turn Therapeutics, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Turn Therapeutic, Inc. as of and for the years ended December 31, 2025 and 2024, which appears in its Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to us under the caption “Experts” in such Registration Statements.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 31, 2026